Exhibit 99.1

GreeneStone Signs Agreement to Sell Endoscopy Division

TORONTO, Oct. 8, 2014 (GLOBE NEWSWIRE) -- GreeneStone Healthcare Corporation (GRST) ("GreeneStone" or "GRST"), a provider of healthcare services, including Addiction and Mental Health services, entered into an agreement with Jaintheelal Parekh Medicine Professional Corporation ("Jaintheelal") for the sale of GreeneStone's Endoscopy subsidiary, 1816191 Ontario Ltd. ("1816") for a sum of C$1,250,000.00. The sale is expected to close on October 15, 2014.

Jaintheelal is owned by Dr. Jay Parekh, GreeneStone's Medical director in charge of Endoscopy. The sale price of C$1,250,000.00 includes the assumption by Jaintheelal of debt in the same amount as the sale price, as owed by 1816 to GreeneStone. At closing, Jaintheelal will be permitted to offset the assumed debt by up to $650,000 through the cancellation of three million shares of GRST common stock (valued at approximately C$250,000) and the cancellation of related party debt owed by 1816 to Jaintheelal and/or Jay Parekh (valued at approximately C$400,000). The remainder of the assumed debt will be repaid by 1816 to GreeneStone pursuant to a six-month, interest-bearing note.

GreeneStone's main corporate office is located in the space currently leased by 1816. GreeneStone will sub-lease this office space from 1816 for a period of six months following the closing.

Shawn Leon, GreeneStone's President and CEO, commented, "We are pleased that we could get this sale agreement signed and we expect to get the closing wrapped-up quickly as we continue to focus on expanding our Addiction and Mental Health businesses. This sale is another step in our plan to improve our financial position."

About GreeneStone Healthcare Corporation

GreeneStone Healthcare Corporation (GRST) operates medical and healthcare clinics in Ontario, Canada. GreeneStone's clinics serve to add overflow capacity to an increasingly stretched provincial healthcare system, and provide private alternatives to publicly available healthcare services. Its four medical clinics (three in Toronto, along with a facility in Muskoka, Ontario) offer various medical services, including addiction treatment, endoscopy, minor cosmetic procedures, and executive health care services. The Company currently has more than 60 employees and is based in North York, Ontario. For more information you can visit our website at www.greenestone.net.

Notice Regarding Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

GreeneStone Healthcare Corporation
(416 222 5501)
information@greenestone.net
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Enrique Briz
Dian Griesel Int'l.
212.825.3210
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Dian Griesel Int'l.
212.825.3210